Exhibit 5.1

107 Selden Street Berlin, CT 06037 Kerry J. Tomasevich Assistant General Counsel and Assistant Secretary 860-665-5744 kerry.tomasevich@eversource.com

May 30, 2025

Eversource Energy

300 Cadwell Drive

Springfield, Massachusetts 01104

Re:      Registration Statement on Form S-3ASR (File No. 333-286362)

Ladies and Gentlemen:

I am Assistant Secretary of Eversource Energy, a Massachusetts business trust and voluntary association (the “Company”), and Assistant General Counsel of Eversource Energy Service Company, a service company affiliate of the Company. I am rendering this opinion in connection with the issuance and sale of up to $1,200,000,000 common shares, $5.00 par value (the “Shares”), of the Company pursuant to the above-referenced registration statement, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated the date hereof (as amended and supplemented through the date hereof, the “Registration Statement”). The Shares are being sold pursuant to an equity distribution agreement dated May 30, 2025 among the Company and Barclays Capital Inc., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, and Wells Fargo Securities, LLC, each in their capacities as Managers named thereof (the "Equity Distribution Agreement").

In connection with this opinion letter, I or attorneys working under my supervision have examined such certificates, documents and records and have made such investigation of fact and such examination of law as I have deemed appropriate in order to enable me to render the opinions set forth herein.

The opinions expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, I am of the opinion that, when issued and delivered in conformity with the authorizing resolutions of the Company’s Board of Trustees dated December 4, 2024 and the authorizing resolutions of the Pricing Committee dated May 19, 2025, and against payment of the purchase price therefor in accordance with the Equity Distribution Agreement and as contemplated by the Registration Statement, including the prospectus supplement relating to the offering contemplated by the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kerry Tomasevich
Kerry Tomasevich